HomeStreet Reports Year End and Fourth Quarter 2021 Results
Fourth Quarter 2021

Fully diluted EPS $1.43	ROAE: 16.1% ROATE: 17.0%	ROAA: 1.59%
Full Year 2021

Fully diluted EPS $5.46	ROAE: 15.9% ROATE: 16.8%	ROAA: 1.58%
SEATTLE – January 24, 2022 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter and year ended December 31, 2021. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“In 2021, which was our 100th anniversary, HomeStreet reported earnings in excess of $100 million for the first time ever. Our record earnings of $115 million were driven by record loan originations, strong core deposit growth and the benefits of our past efficiency and profitability improvement initiatives” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “Portfolio loan originations totaled $3.3 billion in 2021 and noninterest-bearing deposits increased 21%. As reflected in our stable efficiency ratio year over year, we believe the strategic changes we implemented in prior years, including the restructuring of our single family mortgage business, have provided meaningful operating leverage and more consistent and less volatile earnings. We anticipate continuing improvements as our operating leverage should provide us the opportunity to grow revenues without commensurate additions to personnel or other operating expenses. Finally, I want to thank all of our employees for their great work this year which has allowed HomeStreet to be so successful in spite of the ongoing challenges of the pandemic.”

Fourth Quarter Operating Results
                  Fourth quarter 2021 compared to third quarter 2021
•Net income: $29.4 million compared to $27.2 million
•Earnings per fully diluted share: $1.43 compared to $1.31
•Net interest margin: 3.34% compared to 3.42%
•Return on Average Equity ('ROAE"): 16.1% compared to 14.8%
•Return on Average Tangible Equity ("ROATE"): 17.0% compared to 15.6%
•Return on average assets ("ROAA"): 1.59% compared to 1.48%
•Efficiency ratio: 62.2% compared to 62.8%

Full Year Operating Results
2021 compared to 2020
•Net income: $115.4 million compared to $80.0 million
•Core net income: $115.4 million compared to $88.8 million
•Earnings per fully diluted share: $5.46 compared to $3.47
•Core earnings per fully diluted share: $5.46 compared to $3.85
•Net interest margin: 3.38% compared to 3.13%
•ROAE: 15.9% compared to 11.3%
•ROATE: 16.8% compared to 12.1%
•Core ROATE: 16.8% compared to 13.4%
•ROAA: 1.58% compared to 1.10%
•Core ROAA: 1.58% compared to 1.23%
•Efficiency Ratio: 61.9% compared to 61.4%

Financial Position
                    Fourth quarter 2021 compared to third quarter 2021
•Loan portfolio originations: $795 million in the fourth quarter
•Single family loans held for sale originations: $361 million, a 13% decrease
•Commercial and consumer noninterest-bearing deposits decreased 5%
•Period ending cost of deposits: 0.15%, unchanged
•Tangible book value per share: $34.04 compared to $33.18

                                           2021 Activity
•Loan portfolio originations: $3.3 billion
•Single family loans held for sale originations: $2.0 billion
•Commercial and consumer noninterest-bearing deposits increased 21%
•Tangible book value per share increased from $31.42 to $34.04

“Loan origination levels remained strong with $795 million of loan originations in the current quarter and $3.3 billion in 2021,” added Mr. Mason. “Excluding the impact of the Paycheck Protection Program ("PPP") loans, and despite continuing high levels of prepayments, our loans held for investment grew 11% during 2021. During the fourth quarter, we completed a $244 million sale of permanent multifamily loans, realizing a net gain of 2.73%. Total deposits increased by 6% during 2021 and noninterest bearing deposits increased to 26% of total deposits. We recognized $6 million and $15 million of recoveries of pandemic related allowance for credit losses in the fourth quarter and in 2021, respectively. As we continue to have more clarity of the minimal impact COVID is having on our loan portfolio, and with projected improvements in our economies and anticipated changes in the composition of our loan portfolio, we expect to recover additional amounts of our allowance for credit losses in future periods.”

Other
•Completed $100 million subordinated notes offering in January 2022
•Repurchased a total of 374,320 shares of our common stock at an average price of $51.17 per share during the fourth quarter
•Repurchased 1,873,294 shares at an average price of $44.92 per share during 2021, representing 8.6% of the outstanding shares at December 31, 2020
•Declared and paid a cash dividend of $0.25 per share in the fourth quarter

Mr. Mason concluded “With the completion of our $100 million subordinated notes offering in January 2022, we accessed lower cost capital to expand our share repurchase program and support our future growth. Relative to the outstanding stock at the beginning of each period, we have repurchased 12%, 9% and 9% of our outstanding common stock in 2019, 2020 and 2021, respectively. We anticipate continuing to efficiently retain capital for growth while returning excess capital to shareholders."

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, January 25, 2022 at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss fourth quarter and year to date 2021 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/sreg/10162678/f0537aee8a or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. ET.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10162678.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients; (2) the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; (3) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) changes in the interest rate environment may reduce interest margins; (6) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, the Bank, through which substantially all of our operations are carried out; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) our ability to attract and retain key members of our senior management team; (19) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (20) litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and (21) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; (ii) core earnings which exclude certain charges primarily related to our discontinued operations and restructuring activities as we believe this measure is a better comparison to be used for projecting future results; and (iii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. Rather, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended		Year Ended
(in thousands, except share and per share data)	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020

Tangible book value per share
Shareholders' equity	$715,339	$710,376	$715,339	$717,750
Less: Goodwill and other intangibles	(31,709)	(32,002)	(31,709)	(32,880)
Tangible shareholders' equity	$683,630	$678,374	$683,630	$684,870

Common shares outstanding	20,085,336	20,446,648	20,085,336	21,796,904

Computed amount	$34.04	$33.18	$34.04	$31.42

Core net income
Net income	$29,432	$27,170	$115,422	$79,990
Adjustments (tax effected)
Restructuring related charges	—	—	—	9,298
Contingent payout	—	—	—	(446)
Total	$29,432	$27,170	$115,422	$88,842

Return on average tangible equity (annualized)
Average shareholders' equity	$726,014	$726,823	$725,802	$706,160
Less: Average goodwill and other intangibles	(31,901)	(32,195)	(32,337)	(33,613)
Average tangible equity	$694,113	$694,628	$693,465	$672,547

Net income	$29,432	$27,170	$115,422	$79,990
Adjustments (tax effected)
Amortization on core deposit intangibles	229	229	923	1,082
Tangible income applicable to shareholders	$29,661	$27,399	$116,345	$81,072

Ratio	17.0%	15.6%	16.8%	12.1%

	As of or for the Quarter Ended		Year Ended
(in thousands, except share and per share data)	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020

Return on average tangible equity (annualized) - Core
Average tangible equity (per above)	$694,113	$694,628	$693,465	$672,547

Core net income (per above)	29,432	27,170	115,422	88,842
Adjustments (tax effected):
Amortization on core deposit intangibles	229	229	923	1,082
Tangible income applicable to shareholders	$29,661	$27,399	$116,345	$89,924

Ratio	17.0%	15.6%	16.8%	13.4%

Return on average assets (annualized) - Core
Average assets	$7,356,957	$7,264,933	$7,318,505	$7,250,634
Core net income (per above)	29,432	27,170	115,422	88,842

Ratio	1.59%	1.48%	1.58%	1.23%

Efficiency ratio
Noninterest expense
Total	$53,971	$51,949	$215,343	$235,663
Adjustments:
Restructuring related charges	—	—	—	(11,837)
Legal fees recovery	—	—	1,900	—
Prepayment fee on FHLB advances	—	—	—	(1,492)
State of Washington taxes	(664)	(578)	(2,423)	(2,920)
Adjusted total	$53,307	$51,371	$214,820	$219,414

Total revenues
Net interest income	$57,084	$57,484	$227,057	$208,662
Noninterest income	28,620	24,298	119,975	149,364
Adjustments:
Contingent payout	—	—	—	(566)
Adjusted total	$85,704	$81,782	$347,032	$357,460

Ratio	62.2%	62.8%	61.9%	61.4%

Core diluted earnings per share
Core net income (per above)	$29,432	$27,170	$115,422	$88,842
Fully diluted shares	20,522,475	20,819,601	21,143,414	23,076,822

Ratio	$1.43	$1.31	$5.46	$3.85

Effective tax rate used in computations above	22.0%	22.0%	21.3%	21.5%